Exhibit 5.1

April 11, 2017

NioCorp Developments Ltd.
7000 South Yosemite Street, Suite115
Centennial, CO
80112

Dear Sirs/Mesdames:

Re:	NioCorp Developments Ltd. (the "Company") – Registration Statement on Form S-1

We have acted as British Columbia counsel to the Company in connection with the preparation of the Company’s Form S-1 Registration Statement (the "Registration Statement") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the resale or other distribution from time to time by certain selling security holders therein described of up to an aggregate of 18,019,377 common shares in the capital of the Company (the “Common Shares”), including certain Common Shares acquirable on exercise of Common Share purchase warrants that were issued by the Company to such selling security holders in private transactions and Common Shares issuable upon the conversion of convertible notes of the Company.

During February of 2017, the Company closed a private placement in three tranches, the final such tranche closing on February 28, 2017 (the “2017 Placement”), issuing an aggregate total 7,364,789 Units (“Units”). Each Unit consisted of one Common Share and one common share purchase warrant (a “Placement Warrant”). Each Placement Warrant entitles the holder to acquire one Common Share at a price of C$0.85 for a period of three years from the date of issuance. In connection with the 2017 Placement, the Company issued Canaccord Genuity Corp. 1,200 common share purchase warrants having the same terms as the Placement Warrants but for transferability, on a finder’s fee basis in consideration of certain subscriptions received to the 2017 Placement (the “Canaccord Warrants”).

On March 31, 2017 the Company issued a 890,670 common share purchase warrants (the “Lind Warrants”) to Lind Asset Management IV, LLC (“Lind”) in connection with the triggering by the Company of an obligation of Lind to subscribe for a principle amount of US$1,000,000 in convertible security of the Company pursuant to a pre-existing agreement between Lind and the Company dated December 14, 2015 (the “Lind Agreement”). Further, pursuant to the Lind Agreement, the Company issued to Lind notes convertible into Common Shares on the maximum conversion amount of US$1,200,000 (the “Lind Note”), which, if issued in accordance with the Lind Agreement will result in a maximum of 2,597,929 Common Shares being issued as of the date of this opinion.

In connection with giving this opinion, we have examined the Registration Statement (including exhibits thereto). As British Columbia counsel to the Company, we have also:

(a)	examined, among other things:

(i)	the notice of articles and articles of the Company as currently in effect;

(ii)	a certificate of good standing dated April 11, 2017 issued by the British Columbia Registrar of Companies pursuant to the Business Corporations Act (British Columbia) relating to the Company;

(iii)	copies of the resolutions passed by the directors of the Company dated January 27, 2017, February 10, 2017 and February 23, 2017 authorizing, among other things, the 2017 Placement, the Units, the Placement Warrants and the Canaccord Warrants;

(iii)	a copy dated December 10, 2015 of the resolutions passed by the directors of the Company authorizing, among other things, the Lind Agreement and the transactions contemplated thereby including the Lind Warrants and the Lind Note; and

(b)	considered such questions of law, made such investigations and examined such originals, facsimiles or copies, certified or otherwise identified to our satisfaction, of such additional public and corporate records, records of corporate proceedings, certificates and other documents as we have considered relevant or necessary in order to render the opinions expressed below.

The opinions expressed herein are subject to the following exceptions, qualifications and assumptions:

(a)	we have assumed, with respect to all of the documents examined by us, the genuineness of all signatures, the legal capacity at all relevant times of any individual signing any of such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified or true copies or as reproductions (including facsimiles and PDF copies) and the truthfulness and accuracy of the corporate records of the Company and of all certificates of public officials and officers of the Company;

(b)	we have assumed that there are no agreements, arrangements, undertakings, obligations or understandings in respect of the securities issued or issuable pursuant to the 2017 Placement other than as specified in the Registration Statement;

(c)	we have assumed that there are no agreements, arrangements, undertakings, obligations or understandings in respect of the securities issued or issuable pursuant to the Lind Warrants and the Lind Note other than as specified in the Registration Statement; and

(d)	with respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or representations of officers and representatives of the Company.

We are solicitors qualified to practice law in the Province of British Columbia only and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province of British Columbia and the laws of Canada applicable therein. The opinions herein are based on the laws of the Province of British Columbia and the laws of Canada applicable therein in effect on the date hereof.

The opinions herein are given as of the date of this letter. We disclaim any obligation to advise the addressees or any other person of any change in law or any fact which may come or be brought to our attention after the date of this letter.

Based and relying upon and subject to the foregoing, we are of the opinion that:

1)	The 7,264,789 Common Shares issued pursuant to the 2017 Placement are validly issued, fully paid and non-assessable shares of the Company.

2)	The 7,264,789 Common Shares issuable upon exercise of the Placement Warrants will be, when issued and paid for in accordance with the terms of the Placement Warrants, validly issued, fully paid and non-assessable shares of the Company.

3)	The 1,200 Common Shares issuable upon exercise of the Canaccord Warrants will be, when issued and paid for in accordance with the terms of the Canaccord Warrants, validly issued, fully paid and non-assessable shares of the Company.

4)	The 2,597,929 Common Shares issuable as of the date of this opinion upon conversion of the Lind Note, if issued in accordance with the terms of the Lind Agreement, will be validly issued, fully paid and non-assessable shares of the Company.

5)	The 890,670 Common Shares issuable upon exercise of the Lind Warrant will be, when issued and paid for in accordance with the terms of the Lind Warrants, validly issued, fully paid and non-assessable shares of the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to use of our name under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations promulgated thereunder.

Yours truly,

“Miller Thomson LLP”

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